Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between TXU Energy Company LLC (“Company”), and James Burke (“Executive”), and is dated as of October 11, 2004 (“Effective Date”).

For and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning on the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement. Executive understands and agrees that this Agreement is subject to final ratification and approval by the Organization and Compensation Committee of the Board of Directors of Company and by the Board of Directors of Company.

1.2 Position. From and after the Effective Date, Company shall employ Executive in the position of Senior Vice President, Consumer Markets.

1.3 Duties and Services. Executive agrees to serve in the positions referred to in paragraph 1.2. Executive agrees to perform diligently and to the best of his abilities the duties and services appropriate to such offices which the parties mutually may agree upon from time to time.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated in accordance with the provisions of this Article 2, Company agrees to employ Executive for a three-year period beginning on the Effective Date, provided that the Term shall be automatically renewed for successive one-year periods following the expiration of the three-year period described above, unless either party provides the other party with notice (at least ninety (90) days before the expiration of the then current Term) of its (or his) intention not to renew the Term, in which case the Term shall expire at the end of the current Term. As used herein, “Term” refers to such three- year period and successive one-year periods as to which a notice of non-renewal has not been given. Notwithstanding anything to the contrary herein, (i) in the event of a Change in Control (as defined below) when there is less than one (1) year left to the Term, or (ii) if, at the time this Agreement would otherwise expire, Company is in the process of negotiating, with the approval of the Board of Directors or a committee thereof, with a third party pursuant to a letter of intent, memorandum of understanding, confidentiality agreement or other similar evidence of active negotiation concerning a potential transaction or event which, if consummated, would constitute a Change in Control (“Contemplated Change in Control”), in either case (i) or (ii) above this Agreement shall not expire and the Term shall automatically be extended to the earlier of (a) the end of the Term that existed when negotiations commenced (or, if the expiration such Term is less than sixty (60) days), sixty (60) days after a formal decision by Company or the third party to cease negotiations concerning such Contemplated Change in Control, such formal decision to be evidenced by correspondence between Company and the third party, or a resolution of the Board of Directors or a committee thereof); or (b) two (2) years following the consummation of the Change in Control described in clause (i) above or resulting from such negotiation as described in clause (ii) above.

2.2 Company’s Right to Terminate. Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a) upon Executive’s death;

(b) upon Executive’s becoming disabled within the meaning of Company’s Long-Term Disability Plan, provided such plan requires Executive to be unable to perform his duties hereunder due to sickness or injury for a period of at least 180 consecutive days (a “Disability”);

(c) if, (i) in carrying out his duties hereunder, Executive engages in conduct that constitutes (A) a breach of his fiduciary duty to Company or its shareholders, (B) gross neglect or (C) gross misconduct resulting, in any such case, in material economic harm to Company, or (ii) upon the indictment of Executive for a felony or other crime involving dishonesty, theft or moral turpitude; or (iii) Executive misappropriates a material business opportunity of Company; or (iv) Executive breaches Company’s Code of Conduct or an express employment policy or rule of Company governing employee conduct; or

(d) for any other reason whatsoever, in the sole discretion of Company.

For purposes of this Agreement, a termination by Company under clause (c) above shall constitute a termination by Company for “Cause.” Notwithstanding the foregoing, Company may not terminate Executive’s employment for Cause unless Company has provided Executive with thirty (30) days written notice specifying the reason(s) for such termination, and, if the circumstances surrounding such termination may be cured by Executive, Executive has failed to cure the matter to the reasonable satisfaction of Company within thirty (30) days of Executive’s receipt of such notice.

2.3 Executive’s Right to Terminate. Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

(a) a material diminution in the nature or scope of Executive’s authority, responsibilities, or titles from those applicable to him as of the Effective Date;

(b) the occurrence of acts or conduct on the part of Company or any of its affiliates, or their board of directors, officers, representatives or stockholders, which prevent Executive from, or substantively hinder Executive in, performing his duties or responsibilities pursuant to this Agreement;

(c) (i) a reduction in Executive’s base salary: or (ii); a material reduction in the aggregate value of the employee benefit plans and programs for which Executive is eligible as of the Effective Date of this Agreement (exclusive of changes or reductions which are consistently applied to all similarly situated executives), or (iii) a failure by Company to award Executive any targeted LTIP and/or AIP awards, as defined in, Section 3.3 and 3.4 below (nothing herein is intended to or should be construed as requiring the company to award Executive any targeted LTIP or AIP awards, such awards to be governed by respective plan documents).; or (iv) if Company requires Executive to be permanently based anywhere outside of Dallas County, Tarrant or Denton Counties, Texas; or

(d) for any other reason whatsoever, in the sole discretion of Executive.

For purposes of this Agreement: (1) a termination of employment by Executive under any of clauses (a) through (c), shall constitute a termination of employment by Executive for “Good Reason;” and (2) a termination of employment by Executive under clause (d) above shall constitute a termination of employment by Executive “without Good Reason”.

2.4 Notice of Termination. If Company or Executive desires to terminate Executive’s employment under Section 2.2 or Section 2.3 at any time prior to the expiration of the Term, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder, and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the Term, Executive shall receive an annual base salary equal to 275,000, or such greater amounts as determined in the sole discretion of Company; provided that Executive understands that it is Company’s current intent not to increase Executive’s base salary during the period of at least the Term and, if the Term is renewed beyond the initial three-year Term in accordance with Section 2.1, the two years thereafter. Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives.

3.2 Special Signing Bonus. Company shall pay Executive a signing bonus in the aggregate amount of $100,000, which shall be payable in two equal installments of $50,000 each, the first such installment to be made on, or as soon as reasonably practical after, the Effective Date, and the second such installment to be made on, or as soon as reasonably practical following, the one-year anniversary of the Effective Date. Except as provided for in Sections 4.2 and 4.5 hereof, Executive shall forfeit any right to receive the second installment of the signing bonus in the event he is, for any reason not described in said Sections 4.2, 4.4 or 4.5, not in the employment of Company on the one-year anniversary of the Effective Date.

3.3 Annual Bonus. In addition to base salary, during each calendar year during the Term commencing with calendar year 2004, Executive shall have the opportunity to earn an annual cash bonus (“Bonus”) under and subject to the terms and conditions of the TXU Annual Incentive Plan, or any successor plan (“AIP”). For purposes of this Agreement, Executive’s “Target Bonus” shall be 50% of Executive’s annualized base salary. The determination of the amount of the Bonus actually paid to Executive each year shall be determined in accordance with the relevant provisions of the AIP, and the Bonus for 2004 shall be prorated for the portion of the year that Executive is employed by Company or such longer proration period as may be determined in the sole discretion of Company. In addition, Company will award Executive a minimum payout for the 2005 performance year at a level equal to targeted level.

3.4 Annual Long-Term Incentive Compensation Grants. Executive will be entitled to receive annual performance-based awards (“LTIP Awards”) under and subject to the terms of the TXU Long-Term Incentive Compensation Plan, or any successor plan (“LTIP”) each year during the Term of this Agreement commencing in 2004. The LTIP Award for 2004 shall have a target value equal to 18,250 shares of TXU Corp. common stock, shall be made as soon as reasonably practical following the Effective Date, and shall be on terms and conditions consistent with other 2004 annual LTIP awards made to Company executive officers. The LTIP Award for each succeeding year during the Term shall have a minimum target value equal to $400,000 and shall be made following, and in connection with, the executive officer annual review by the Organization & Compensation Committee of the Board of Directors of TXU Corp. (“O&C Committee”). Except as expressly described herein, all such LTIP Awards shall be subject to terms, conditions and restrictions comparable to those contained in awards granted for the corresponding year to executive officers under the LTIP, or such other terms, conditions and restrictions as may be approved by the O&C Committee.

In the event Executive’s employment with Company terminates prior to any of the above-described awards being distributed or granted to Executive, such awards shall be subject to the provisions of Article 4 herein.

Company shall, if Executive so requests, satisfy any income tax withholding obligations in respect of the payment of any amounts under the LTIP by withholding amounts otherwise issuable to Executive under such award.

3.5 Vacation. During each year of his employment, Executive shall be entitled to up to four (4) weeks of vacation without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation under Company’s vacation policy.

3.6 Relocation. In connection with his relocation to Dallas, Texas, Employee shall be entitled to relocation benefits under the Company’s standard Category III relocation policy.

3.7 Other Employee Benefits. Executive shall be entitled to participate in all of Company’s employee benefit plans, programs, arrangements, fringe benefits and prerequisites made available to similarly situated executives of Company to the extent he is qualified to do so by virtue of his employment with Company, subject to the terms, conditions and limitations of such plans, arrangements and policies, as they may be amended from time to time.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION

4.1 By Expiration of Term. If Executive’s employment hereunder shall terminate upon expiration of the Term, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that:

(a) Company shall pay to Executive all Accrued Obligations (as defined below in Section 4.8) in a lump sum in cash within thirty (30) days after the date of termination of Executive’s employment (the “Date of Termination”). For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage (as defined below) and other perquisites shall cease to accrue as of the Date of Termination.

(b) All outstanding LTIP Awards shall not be forfeited and shall be paid at the times and in the amounts provided for in such awards, as if Executive had continued to be employed through the maturity of each such award.

(c) Company shall provide Executive and his eligible dependents with continuous health care coverage under and subject to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”) at the prevailing active employee rate for up to eighteen (18) months from such termination.

(d) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(e) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program.

(f) If Company or Executive elects not to the renew for a successive one-year period or do not enter into a new employment agreement, then Company shall pay Executive a one-time lump sum severance payment in the aggregate amount equal to (i) the product of 1.5 multiplied by (a) the Executive’s then current annualized base salary provided for under Section 3.1 and (b) an amount equal to the annualized Target Bonus. In addition, Company shall pay Executive an amount equal to the Target Bonus prorated based on the number of days Executive was employed during the bonus year in which employment terminated. Such aggregate severance amount shall be paid to Executive within thirty (30) days of his execution of a release of claims pursuant to Section 4.7.

(g) Company shall, upon request, provide benefits to Executive consistent with a Category III relocation plan.

Executive agrees that, in the event of the breach of any of Executive’s obligations under Section 4.9 or Section 4.10 hereof, any right of Executive to receive any payments or benefits provided for in this Section 4.1 shall immediately cease and/or be forfeited and Company shall be under no further obligation to provide any payments or benefits to Executive other than benefits which had accrued and to which Executive had become fully vested, and benefits which Company is legally obligated to provide.

4.2 By Company Without Cause or By Executive for Good Reason Prior to Expiration of Term. If Executive’s employment hereunder is terminated by Company without Cause, or by Executive for Good Reason, prior to the expiration of the Term then, upon such termination, the payments and benefits described below will, be provided to Executive, or in the event of Executive’s death, to his spouse (or his estate if he is not married or his spouse does not survive him):

(a) Company shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage and retiree medical) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall pay Executive a one-time lump sum severance payment in the aggregate amount equal to: (i) the product of 1.5 multiplied by (a) the Executive’s then current annualized base salary provided for under Section 3.1 and (b) an amount equal to the annualized Target Bonus; (ii) any unpaid installment of the signing bonus provided for under Section 3.2, and an amount equal to the Target Bonus prorated based on the number of days Executive was employed during the bonus year in which employment terminated; (iii) the forfeited portion of Executive’s accounts under the TXU Deferred and Incentive Compensation Plan (“DICP”) and the TXU Salary Deferral Program (“SDP”), or any successor plans, valued as of the date of such termination in accordance with the valuation methodology used under such plans; and (iv) the matching contributions which would have been made on behalf of Executive under the DICP and/or SDP had Executive continued his participation in such plans as in effect on the date of such termination for an additional twelve (12) months. Such aggregate severance amount shall be paid to Executive within thirty (30) days of his execution of a release of claims pursuant to Section 4.7

(c) All outstanding LTIP Awards shall not be forfeited and shall be paid at the times and in the amounts provided for in such awards, as if Executive had continued to be employed through the maturity of each such award

(d) Company shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing active employee rate for up to eighteen (18) months from such termination.

(e) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(f) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program.

(g) Company shall, upon request, provide benefits to Executive consistent with a Category III relocation plan.

Executive agrees that, in the event of the breach of any of Executive’s obligations under Section 4.9 or Section 4.10 hereof, any right of Executive to receive any further payments or benefits provided for in this Section 4.2 shall immediately cease and/or be forfeited and Company shall be under no further obligation to provide any payments or benefits to Executive other than benefits which had accrued and in which Executive had become fully vested, and benefits which Company is legally obligated to provide.

4.3 By Executive Without Good Reason or By Company for Cause. If Executive’s employment hereunder is terminated by Company for Cause or by Executive without Good Reason, then all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that:

(a) Company shall pay to Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing COBRA rate for up to eighteen (18) months from such termination.

(c) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(d) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program.

(e) All unvested LTIP Awards shall be forfeited.

Executive agrees that, in the event of the breach of any of Executive’s obligations under Section 4.9 or Section 4.10 hereof, any right of Executive to receive any further payments or benefits provided for in this Section 4.3 shall immediately cease and/or be forfeited and Company shall be under no further obligation to provide any payments or benefits to Executive other than benefits which had accrued and in which Executive had become fully vested, and benefits which Company is legally obligated to provide.

4.4 Upon Executive’s Death or Disability. In the event of Executive’s death or Disability during the Term, this Agreement shall terminate, and Executive, or Executive’s spouse in the event of his death (or his estate in the event he is not married or his spouse does not survive him) will be entitled to receive the following:

(a) Company shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall immediately pay Executive (or Executive’s surviving spouse or estate, as the case may be) a lump sum severance payment in the aggregate amount equal to (i) the product of 1.5 multiplied by (a) the Executive’s then current annualized base salary provided for under Section 3.1 and (b) an amount equal to the annualized Target Bonus. In addition Executive would receive any unpaid installment of the signing bonus provided for under Section 3.2. In addition, Company shall pay Executive an amount equal to the Target Bonus prorated based on the number of days Executive was employed during the bonus year in which employment terminated.

(c) All outstanding LTIP Awards shall not be forfeited and shall be paid at the times and in the amounts provided for in such awards, vesting as if Executive had continued to be employed through the maturity of each such award.

(d) Company shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing active employee rate for up to thirty-six (36) months from such termination.

(e) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(f) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program.

(g) Company shall, upon request, provide benefits to Executive consistent with a Category III relocation plan.

Executive agrees that, in the event of termination by reason of Executive’s Disability, if Executive breaches any of Executive’s obligations under Section 4.9 or Section 4.10 hereof, any right of Executive to receive any payments or benefits provided for in this Section 4.4 shall immediately cease and/or be forfeited and Company shall be under no further obligation to provide any payments or benefits to Executive other than benefits which had accrued and in which Executive had become fully vested, and benefits which Company is legally obligated to provide. Additionally, in the event of any such breach, Company shall be entitled to recover from Executive an amount equal to all payments and benefits previously provided to Executive under paragraphs (b) and (c) of this Section 4.4.

4.5 Termination Following Change in Control. If Executive’s employment is terminated by Company (or its successor) without Cause or Executive terminates his employment with Company (or its successor) with Good Reason in either case within twenty-four (24) months after a Change in Control (as defined in Section 4.8 below) Executive will be entitled to the following benefits:

(a) Company (or its successor) shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage and retiree medical) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company (or its successor) shall immediately pay Executive a lump sum payment equal to the then current annualized base salary provided for under Section 3.1 and the Target Bonuses provided for under Section 3.3, through the remainder of the Term, provided that the lump sum shall not be less than two (2) times the sum of Executive’s annualized base salary and Target Bonus.

(c) All outstanding LTIP Awards shall not be forfeited and shall be paid at the times and in the amounts provided for in such awards, vesting as if Executive had continued to be employed through the maturity of each such award

(d) Company (or its successor) shall immediately pay Executive any unpaid installment of the signing bonus provided for under Section 3.2.

(e) Company shall pay Executive an amount equal to: (i) the forfeited portion of Executive’s accounts under the TXU Deferred and Incentive Compensation Plan (“DICP”) and the TXU Salary Deferral Program (“SDP”) (valued as of the date of such termination in accordance with the valuation methodology used under such plans); and (ii) the matching contributions which would have been made on behalf of Executive under the DICP had Executive continued to defer salary under the DICP at the rate in effect as of the date of such termination for an additional twenty-four (24) months.

(f) Company (or its successor) shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing active employee rate for up to eighteen (18) months from such termination.

(g) Company’s (or its successor’s) obligations under Sections 4.6 and 5.1 shall continue.

(h) Company (or its successor) shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program.

(i) Company shall, upon request, provide benefits to Executive consistent with a Category III relocation plan.

4.6 Certain Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action. If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive. Company’s obligation under this Section 4.6 shall continue after the termination or expiration of the Term.

4.7 Release of Claims. Executive acknowledges and agrees that the payments and benefits provided for in this Article 4 constitute the exclusive remedy of Executive upon termination of employment for any reason. Executive further agrees that, as a condition to receiving such payments and benefits, Executive shall execute a release of claims arising out of Executive’s employment with, and termination of employment from, Company in a form reasonably requested by Company.

4.8 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Securities and Exchange Commission Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or would have been required to be so reported but for the fact that such event had been “previously reported” as that term is defined in Rule 12b-2 of Regulation 12B under the Exchange Act; provided that, without in any way limiting the foregoing, a Change in Control shall be deemed to have occurred if any one or more of the following events occurs: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company then outstanding securities having the right to vote at elections of directors of the Company (“Voting Securities”); (ii) individuals who constitute the board of directors of the Company on the Effective Date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date of this Agreement whose election, or nomination for election by the Company shareholders, was approved by at least three-quarters of the Company’s directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall, for purposes of this clause (ii), be considered as though such person were a member of the Incumbent Board; (iii) a recapitalization or reclassification of the Voting Securities of the Company, which results in either (a) a decrease by 33% or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants), or (b) an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than 50%; (iv) all or substantially all of the assets constituting the core business of the Company are liquidated or transferred to an unrelated party; or (v) the Company is a party to a merger, consolidation, reorganization or similar transaction pursuant to which the Company is not the surviving ultimate parent entity. For purposes of this definition, the terms “Person” shall mean and include any individual, corporation, partnership, group association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term “Independent Shareholder” shall mean any shareholder of the Company except any employee(s) or director(s) of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof.

(b) The term “immediately” wherever used herein to refer to the timing of a payment or other performance requirement of this Agreement, shall mean within ten (10) business days after the date such payment or performance becomes due.

(c) “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) Executive’s base salary through the Date of Termination to the extent not previously paid, (ii) the amount of any incentive compensation, deferred compensation and other cash compensation accrued and payable to Executive as of the Date of Termination under the terms of any applicable plan to the extent not previously paid, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by and/or payable to Executive as of the Date of Termination under the terms of any applicable plan or policy to the extent not previously paid.

4.9 Confidentiality and Nondisclosure. Executive understands and agrees that he will be given Confidential Information (as defined below), and specialized training relating to such Confidential Information, during his employment with Company relating to the business of Company and/or its affiliates. Except as authorized within the course and scope of his employment, Executive hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Executive), publish, disclose or authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of Company and/or its affiliates. Executive agrees further not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of Company and/or its affiliates, and to return, prior to Executive’s termination of employment, any such information in Executive’s possession. If Executive discovers or comes into possession of any such information after his termination, he shall promptly return it to Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Company or any of its affiliates or customers and (a) is proprietary to, about, or created by Company or its affiliates or customers; (b) gives Company or its affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of Company or its affiliates or customers; and (c) is not typically disclosed by Company or its affiliates or customers, or known by persons who are not employed by Company or its affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include information not generally available to the public pertaining to Company’s business operations such as financial and operational information and data, operational plans and strategies, business and marketing strategies and plans for various products and services, global operational planning, and acquisition and divestiture planning.

4.10 Non-Solicitation and Non-Competition. Executive acknowledges and agrees that: (1) in order to perform his obligations and job duties for Company, Executive will gain training and access to Confidential Information regarding Company and/or its affiliates or customers; (2) use of such Confidential Information in competition with Company and/or its affiliates or customers would be detrimental to the business interests of Company and/or its affiliates or customers; and (3) Executive would not have been allowed to gain access to Confidential Information, or to provide the obligations and job duties contemplated under this Agreement without his promises and agreements contained in the following paragraph. Executive also acknowledges and agrees that the services he will be performing for Company, and the Confidential Information and training he will be provided, relate to all operations of Company and will not be limited to any specific geographic location within which Company, or any of its affiliates, conducts business.

In the event this Agreement is terminated pursuant to the provisions of Sections 4.1, 4.2, 4.3, or 4.4 above, Executive agrees that for a period of one (1) year after such termination, directly or knowingly indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (a) engage or participate in activities which involve retail marketing and customer operations to end-use customers in the deregulated electricity market within the State of Texas or which otherwise compete in a material manner with TXU Energy LLC in offering retail products and services to customers within the deregulated electricity market in Texas (b) solicit, induce, encourage or in any way cause any of Company’s (or affiliate’s) customers, or prospective customers, or any person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by Company (or its affiliates) during the term of Executive’s employment with Company to reduce or terminate its business relationship with Company (or such affiliate); or (c) solicit, recruit, induce, encourage or in any way cause any employee of Company (or an affiliate) to terminate his/her employment with Company (or such affiliate).

4.11 Damages; Injunctive Relief. Executive understands that Company would not agree to the payment of the severance benefits under this Article 4 without Executive’s agreement to the provisions of Sections 4.9 and 4.10 hereof. Executive hereby agrees that the provisions contained in this Article 4 relating to the repayment by Executive to Company of severance payments and benefits in the event of Executive’s breach of any such provisions, are reasonable, and Executive expressly confirms his repayment obligations under such circumstances. Executive understands, however, that such repayment would not represent adequate damages to Company or its affiliates in the event of a breach by Executive of the obligations provided for under Section 4.9 or Section 4.10 hereof, and that, upon any such breach, Company and/or its affiliates will suffer immediate and irreparable harm, and that monetary damages alone will be inadequate to compensate the Company or its affiliates for any such breach. Accordingly, Executive agrees that Company and/or its affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of Sections 4.9 and 4.10 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

ARTICLE 5: MISCELLANEOUS

5.1 Attorneys’ Fees, Indemnity an D&O Insurance.

(a) If Executive shall prevail with respect to any substantive issue in litigation brought to enforce or interpret any provision contained herein, the Company shall reimburse Executive for his reasonable attorneys’ fees and disbursements incurred by Executive in such litigation.

(b) Company shall fully indemnify and hold Executive harmless from all actual and threatened claims, demands, lawsuits, actions, or proceedings, whether civil, criminal, administrative or investigative by reason of the fact that Executive is or was an employee of the Company, or any subsidiary of Company or is or was serving at the request of Company, as a director, Officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise (“Proceeding”). Notwithstanding the foregoing provision, however, Company’s obligation and duty to fully indemnify and hold Executive harmless shall cease upon, and with respect to, any reasonable determination by Company that Executive has engaged in any intentional wrongdoing or tortious conduct.

(c) Company shall provide Executive with directors’ and officers’ liability insurance at least as favorable as the insurance coverage provided to other senior executive officers and directors of Company respecting liabilities, costs, charges and expenses of any type whatsoever incurred or sustained by Executive, (or Executive’s legal representative or other successors) in connection with a Proceeding.

The parties’ obligations under this Section 5.1 shall continue after the termination of this Agreement.

5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or three days after the date mailed by United States registered or certified mail, return receipt requested, or by a nationally known overnight courier, in either case postage prepaid and addressed as follows:

If to Company to:	TXU Energy Company
1601 Bryan Street
Dallas, Texas 75201-3411 Attention: General Counsel

If to Executive to:	The most recent address on file with Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together will constitute one and the same Agreement.

5.7 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally. Executive agrees to complete all appropriate tax forms and to take any and all further action as may be requested by Company in order to permit Company to effect all such withholdings.

5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

5.11 Term. The term of this Agreement is co-extensive with the Term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination or by its terms continues following the termination of the Term, including without limitation sections 4.6, 4.7, 4.9, 4.10, 4.11 and 5.1 of this Agreement.

5.12 Entire Agreement; Conflict. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereto. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

5.13 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and, if applicable, an automatic resignation of Executive from the board of directors of Company and/or any affiliate of Company, and, if applicable, from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative. Executive shall execute such resignation forms or certifications and take all such further action as Company may reasonably request in connection with such resignations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

TXU ENERGY COMPANY LLC

By:	/s/ Paul O’Malley
Name:	Paul O’Malley
Title:	Chief Executive Officer

EXECUTIVE:

/s/ James Burke
James Burke